BLX Funding LLC
1633 Broadway, 39th floor
New York, New York 10019

Re: Right of Set-Off

In consideration of your extending financial accommodations to us from time to time, we hereby:

1. Acknowledge and confirm your right to set off against, all moneys and claims for moneys due or to become due to us from you (hereinafter referred to as our "Credit Balances") arising under a certain Factoring Agreement, dated January 17 , 2007 by and between you and us as the same may from time to time be modified and amended (the "Agreement"), for the payment of all claims, moneys or indebtedness due to you whether now existing or hereafter incurred, whether contracted by us alone or jointly or severally with another or others, absolute or contingent, secured or unsecured, matured or not matured (the "Obligations");

2. Further irrevocably authorize and empower you, in our name or otherwise, to demand, receive and collect, and to give acquittance for the payment of any and all of our Credit Balances, or any part thereof, to file claims and to commence, maintain or discontinue any actions, suits or other proceedings as you may deem advisable in order to collect or enforce such payment;

3. Agree to execute and deliver to you such additional instruments, financing statements and related papers as you may from time to time request whenever necessary, in your exclusive opinion, to establish, maintain and effect the validity and enforceability of your rights with respect to our Credit Balances. You may file any such financing statement without our signature and we agree to pay any related filing fees;

4. Agree that this agreement shall continue in effect so long as any Obligations to you are outstanding;

5. Agree that, so long as any Obligations to you are outstanding, we will not seek any amendment of the Agreement;

6. Agree that this agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors and assigns;

7. Acknowledge that this agreement does not in any way modify any of our obligations under the Agreement;

8. Agree that this agreement shall be governed by the laws of the State of New York and shall not be changed, modified or discharged, in whole or in part, unless in writing and signed by each of the parties hereto;

bioMETRX Inc™

9. Acknowledge and agree that nothing contained herein shall impose any restriction upon or limit your rights under the Agreement.

Very truly yours,

BIOMETRX, INC.

By: ______________________
Name: Mark R. Basile
Title: Chief Executive Officer

ACCEPTED:

BLX FUNDING LLC

By: ______________________
Name: Mark D. Weinberg
Title: Chief Executive officer

DATED: ______________________

Acknowledgment

STATE OF NEW JERSEY :
: SS:
COUNTY OF Nassau :

DANIELLE SEPULVEDA
NOTARY PUBLIC STATE OF NY
01SE6078181
QUALIFIED IN NASSAU COUNTY
MY COMMISSION EXPIRES 04/15/2010

On this 17 day of January, 2007, before me personally came Mark R. Basile, to me known, who being duly sworn, did depose and say that he resides at 736 Carlisle Road, Jericho, New York 11753 and that he is the Chief Executive Officer of BioMETRX, Inc., a Delaware corporation, the corporation described in and which executed the foregoing instrument, and acknowledged that he executed the same by authority of the board of directors of said corporation for the uses and purposes in said corporation set forth.

Danielle Sepulveda
Notary Public